EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement previously filed (Form S-3 No. 333-157751), incorporated by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) on September 22, 2009, and related Prospectus of Incyte Corporation and to the incorporation by reference therein of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Incyte Corporation and the effectiveness of internal control over financial reporting of Incyte Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, PA
September 22, 2009